EXHIBIT (3)(a)(3)

FORM OF AMENDMENT NO. 3

TO THE PRINCIPAL UNDERWRITING AGREEMENT

AMENDMENT NO. 3 TO THE

PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated October 1, 2007, to the Principal Underwriting Agreement, dated as of January 25, 2007, by and between Transamerica Capital, Inc. (“TCI”) and Monumental Life Insurance Company (“MON LIFE”) (the “Agreement”).

WHEREAS, effective October 1, 2007, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, TCI and MON LIFE (the “parties”), intending to be legally bound, hereby agree as follows:

1. Agreement Remains Effective. Unless expressly modified by this Amendment, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2. Entire Agreement and Modification. This Amendment and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment on the dates indicated.

TRANSAMERICA CAPITAL, INC.		MONUMENTAL LIFE
INSURANCE COMPANY

By:		By:
	Rob Frederick		Darin D. Smith
Title:	Executive Vice President	Title:	Vice President
and Chief Operating Officer

EXHIBIT A

Separate Accounts

Separate Account VA WM

Separate Account VL E

Separate Account VA BB

Separate Account VA CC